EXHIBIT 2.1(e)

AMENDMENT NO. 2 TO THE
STOCK PURCHASE AGREEMENT

THIS AMENDMENT NO. 2 TO THE STOCK PURCHASE AGREEMENT, dated as of January 8, 2025 (“Amendment”), amends that certain Stock Purchase Agreement, dated as of May 22, 2023 (“Original Agreement”), by and between American International Group, Inc., a Delaware corporation (“Parent”) and RenaissanceRe Holdings Ltd., a Bermuda exempted company limited by shares (the “Acquiror”), as amended or modified by (i) that certain Amendment No. 1 to the Stock Purchase Agreement, dated as of June 15, 2023, by and between the Parent and Acquiror (“Amendment No. 1”), (ii) that certain Side Letter, dated as of August 7, 2023, by and between Parent and Acquiror (“Side Letter No. 1”), (iii) that certain Side Letter, dated as of October 27, 2023, by and between Parent and Acquiror (“Side Letter No. 2”), and (iv) that certain Side Letter, dated as of November 1, 2023, by and between Parent and Acquiror (“Side Letter No. 3”, and together with the Original Agreement, the “Purchase Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.
WHEREAS, Parent agreed to provide a certain reserve development cover to the Acquiror in respect of the Subject Business in accordance with Section 2.09 (Reserve Developments) of the Purchase Agreement,
WHEREAS, under the Purchase Agreement, the Subject Business included certain business that was assumed on a fronted basis by Validus Reinsurance, Ltd. (“Validus Bermuda”) and/or Validus Reinsurance (Switzerland), Ltd. (“Validus Switzerland” and together with Validus Bermuda, “Validus”) and reinsured by OmegaCat Reinsurance Ltd. (“OmegaCat”) in respect of OmegaCat’s 2019-2020 underwriting year (the “2019-2020 Fronted Business”);
WHEREAS, Validus and OmegaCat entered into certain other transactions on or about July 25, 2024, pursuant to which the 2019-2020 Fronted Business was commuted between Validus and OmegaCat and simultaneously ceded to, and reinsured by a third party;
WHEREAS, Parent and the Acquiror wish to remove the 2019-2020 Fronted Business from the Subject Business solely with respect to Section 2.09 (Reserve Developments) of the Purchase Agreement by amending the Purchase Agreement on the terms set forth in this Amendment; and
NOW, THEREFORE, Parent and the Acquiror hereto agree as follows, effective as of the date hereof:
1.Amendments to the Purchase Agreement. Pursuant to Section 11.07 of the Purchase Agreement:
(a)the definition of “Subject Business” set forth in Exhibit A of the Purchase Agreement shall be deleted and replaced in its entirety with the following defined terms:

“Subject Business” (except as used in Section 2.09, and except with respect to any defined term used in Section 2.09 that includes the term “Subject Business” in its definition) means the business comprised of all insurance and reinsurance contracts that were issued or assumed by a Reinsurance Entity (including the entire term of multi- year policies or contracts) prior to the Closing Date on the terms as in effect at Closing; provided that such contracts may be transferred to an insurance or reinsurance company of Acquiror and still qualify as Subject Business.

“Subject Business” (solely as used in Section 2.09, including with respect to any defined term used in Section 2.09 that includes the term “Subject Business” in its definition) means, excluding the contracts listed on Schedule V, the business comprised of all insurance and reinsurance contracts that were issued or assumed by a Reinsurance Entity (including the entire term of multi- year policies or contracts) prior to the Closing Date on the terms as in effect at Closing; provided that such contracts may be transferred to an insurance or reinsurance company of Acquiror and still qualify as Subject Business.
(b)A new Schedule V attached hereto as Exhibit A shall be added to the Purchase Agreement. For the avoidance of doubt, this Schedule V shall not alter any other schedules to the Purchase Agreement.
2.No Other Changes. Except as expressly set forth herein, the terms, provisions and conditions of the Purchase Agreement remain in full force and effect and nothing in this Amendment will (a) constitute a waiver of compliance with respect to the Purchase Agreement, (b) prejudice any right or remedy that the parties hereto may now or in the future have under or in connection with the Purchase Agreement or (c) change, amend, supplement or modify, or be construed as a change, amendment, supplement or modification to, any other term, provision or condition of the Purchase Agreement. Each reference in the Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Purchase Agreement shall mean the Purchase Agreement, as modified and amended by this Amendment other than references to the “date of this Agreement,” “the date hereof” or similar references which shall continue to refer to May 22, 2023.
3.Miscellaneous. The provisions of Section 11.01 (Notices), Section 11.03 (Severability), Section 11.04 (Entire Agreement), Section 11.05 (Assignment), Section 11.06 (No Third-Party Beneficiaries), Section 11.07 (Amendment; Waiver), Section 11.09 (Governing Law; Venue; Waiver of Jury Trial), and Section 11.10 (Rules of Construction) of the Purchase Agreement are hereby incorporated into and will apply to this Amendment mutatis mutandis.
4.Counterparts. This Amendment may be executed in two or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or other means of electronic transmission (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be as effective as delivery of a manually executed counterpart of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

AMERICAN INTERNATIONAL GROUP, INC.

By:      /s/ Adam Burk
Name:      Adam Burk
Title:      Vice President, Global Treasurer and Head of Corporate Development

[Signature Page to Amendment No. 2 to the Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

RENAISSANCERE HOLDINGS LTD.

By:     /s/ Shannon Lowry Bender
Name:     Shannon Lowry Bender
Title:     EVP, Group General Counsel

[Signature Page to Amendment No. 2 to the Stock Purchase Agreement]